PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") dated as of November 12, 1997, is between TRISTATE JOINT VENTURE, a Maryland general partnership (the "Seller") and MR CITADEL LIMITED PARTNERSHIP, a California limited partnership (the "Purchaser").


                                    RECITALS

         A. Citadel Mall. Seller owns that certain shopping center known as Citadel Mall and Citadel Convenience Center in Colorado Springs, Colorado, located on the land more particularly described on Schedule A-1, attached hereto (the "Land") and all related improvements located thereon and certain personalty associated therewith as described in this Agreement (the "Citadel Mall"). Schedule A-1 shall be revised as necessary prior to Closing (defined herein) in order to accurately reflect the Seller's interest in the Citadel Mall and the Citadel Convenience Center.

         B. Sale and Transfer. Seller desires to sell and transfer the Citadel Mall to Purchaser and Purchaser desires to purchase and acquire the same from Seller.

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser covenant and agree as follows:

                                    ARTICLE I

                          SALE OF PREMISES AND CLOSING

 . Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement:

                 (a) the fee simple interest in the Land more particularly described on Schedule A-1;

                 (b) all buildings, parking areas, fixtures and improvements situated on the Land ("Improvements");

                  (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway;

                  (d) the easements and appurtenances belonging to or for benefit of Seller pertaining to the Land and Improvements;

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                  (e) all right,  title and  interest of Seller in the  personal property set forth on Schedule B-1 attached hereto (collectively the "Personal Property"); provided however, that the following are specifically excluded from the Personal Property notwithstanding their inclusion on Schedule B-1: (i) items of personal property owned by Tenants and pursuant to which the Tenants have the right to remove the same from the Premises; (ii) items leased by Seller (as noted on Schedule B-1) and which cannot be assigned by Seller pursuant to the terms of the applicable lease documents or for which acceptable terms cannot be agreed to between the Purchaser and the leasing company; and (iii) proprietary materials of Seller or The Rouse Company or any of its affiliates or subsidiaries, which are listed on Schedule B-2 attached hereto;

                  (f) all right, title and interest, if any, of Seller in and to all transferable warranties and guarantees with respect to the Improvements, the Personal Property and any repairs or renovations to the Improvements and/or the Personal Property;

                  (g) all right, title and interest, if any, of Seller in and to any contract rights and general intangibles in connection with the Land, the Improvements and the Personal Property, including, without limitation, rights to telex and telephone numbers and listings and rights to use any graphic designs, trademarks, trade names, slogans, logos or insignias, including, without limitation, the Trade Names, if any, set forth and defined on Rider 2, attached hereto; however, in no event will such trademarks, trade names, slogans, logos or insignias include those of Seller, the general partners of Seller, Seller's or its general partners' parent companies or affiliates unless such trade names are used solely in connection with the operation of the Premises;

                  (h) all plans, specifications, sepias, architect's drawings and renderings, development materials, maps, surveys, studies and the like relating to the Premises and in the possession of Seller or Seller's property manager, excluding, however, Seller's closing binders and the materials therein relating to Seller's acquisition or financing of the Land or any portion thereof and the transaction contemplated hereby;

                  (i) all right, title and interest, if any, of Seller in and to all rights, permits, licenses or agreements relating to the ownership, use or operation of the Land, the Improvements and the Personal Property, if any;

                  (j) all of Seller's right, title and interest in any water and water rights, and rights to water, whether appropriated or not, and whether adjudicated or not, used on or in connection with the Land, together with all appurtenances thereto;

                  (k) all lettings, licenses, leases, rents, royalties, profits, revenues, incomes and other benefits of and from the Land, the Improvements and the Personal Property, and all of the estate, right, title and interest of every nature whatsoever of Seller in and to the same and every part and parcel thereof after the date of Closing (as defined below); and
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                  (l) all of Seller's  right,  title and  interest in and to any and all reciprocal  easement  agreements,  supplemental or separate  agreements,
development  agreements,   indemnity  agreements,  escrow  agreements,  purchase
agreements and the like of or pertaining to the "Anchor Stores" and the "Limited Parties" (as defined on Rider 2) with respect to the Premises, all as amended (each an "Operating Agreement" and collectively the "Operating Agreements").

         All of the property and rights described in clauses (a) through (l) above are hereinafter collectively referred to as the "Premises."

 . Seller's right, title and interest in and to the Premises is being sold in an "AS IS" condition as of the date of this Agreement, except as specifically provided in this Agreement. Except as specifically set forth in this Agreement and in the deed to be delivered by Seller at Closing pursuant to Section 0, no representations have been made or are made and no liability under any statutory or common law theory or basis, whether premised in warranty or otherwise, has been or is assumed by Seller or by any partner, officer, person, firm or agent acting or purporting to act on behalf of Seller as to the title to or the condition or repair of the Premises or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Premises or the condition, repair, value, expense of operation or income potential of the Premises or any portion thereof.

 . Seller agrees to convey, and Purchaser agrees to accept, title to the Land by special warranty deed, all in the condition described in this Article 0 (subject to the provisions of Sections 0 and 0 below), and title to the Personal
Property, by bill of sale in the form of Exhibit B attached hereto, without warranty as to the condition of such personalty, but with a warranty that the Personal Property is free and clear of all liens, claims and encumbrances created by Seller during the time of Seller's ownership of the Personal Property.

         I.4 Closing. Unless extended as specifically provided for in this Agreement, the closing pursuant to this Agreement ("Closing"), shall take place on the scheduled date and time of closing specified and at the place specified in Rider 2. In no event shall the Closing be later than December 30, 1997.


                                   ARTICLE II

                  PURCHASE PRICE, ACCEPTABLE FUNDS, DOWNPAYMENT

 . The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Premises is provided in Rider 1, attached hereto.
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 . All moneys payable under this Agreement,  unless  otherwise  specified in this
Agreement, shall be paid in full by Purchaser to Seller at the Closing by wire transfer (in immediately available federal funds) to a bank account or accounts designated by Seller, subject to adjustments as provided herein.

 .        II.3     Downpayment

                  (a) The Downpayment (as set forth and defined on Rider 1), together with any other sums paid on account of the Purchase Price prior to the Closing shall be delivered to the Escrow Company (as set forth and defined on Rider 2) to be held in escrow. The Escrow Agent shall hold the Downpayment in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrow Agent) until the Closing or as provided below in this
Section 0 and shall pay over or apply the Downpayment in accordance with the terms of this Section 0 and elsewhere in this Agreement. Escrow Agent will hold the Downpayment in an interest-bearing account, and such interest shall be paid to the same party entitled to the escrowed proceeds. The party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the parties are set forth in Rider 2 or shall be furnished to Escrow Agent upon request. At the Closing, the Downpayment and the interest thereon, if any, shall be paid by Escrow Agent to Seller, and both the escrowed proceeds and interest thereon shall be credited to Purchaser and applied against the Purchase Price. If either party makes a written demand upon Escrow Agent for payment of the escrowed proceeds, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such ten (10) day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment of a court. However, Escrow Agent shall have the right at any time to file an interpleader action in the District Court of El Paso County, Colorado, and deposit the escrowed proceeds and interest thereon with such court. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

                  (b) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs,
claims  and  expenses,   including  reasonable   attorneys'  fees,  incurred  in
connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.
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                  (c)  Escrow   Agent  has   acknowledged   agreement  to  these
provisions by signing in the place indicated on the signature page of this Agreement.

                  (d) For its services hereunder, Escrow Agent shall receive the fee, if any, set forth on Rider 2 and payable as set forth thereon.


                                   ARTICLE III

        CONTINGENCIES AND CONDITIONS PRECEDENT TO CLOSING AND TERMINATION

 .        III.1    Title Contingency

                  (a) Title Documents. Seller has delivered to Purchaser a current commitment to issue an owner's policy of title insurance on the Premises in an amount equal to the Purchase Price (as defined in Section 0), together with legible copies of all instruments referred to in section 2 of Schedule B of such commitment and a certificate of taxes due covering the Land (the "Title Documents"). Title to the Premises shall be subject to those matters to which Purchaser does not timely object pursuant to Section 0 and Section 0 hereof, and those additional matters shown on the Title Documents or Survey (defined herein) to which Purchaser does not object or to which such objection has been waived pursuant to subsection 0 and Section 0 below (the "Permitted Exceptions"). Title to the Premises will be conveyed subject to the Permitted Exceptions. Seller agrees to discharge or bond over any existing monetary lien against the Premises prior to Closing, other than any tax lien that is not delinquent as of the date of Closing. It shall be a condition to Closing that each of the Title Companies (as defined on Rider 2) has committed to issue identical ALTA 1970 Form B-1970 owner's policies (collectively, "Title Policy") for Purchaser at Closing, subject to the Permitted Exceptions. At Closing, Seller shall pay the premium for the Title Policy, and Purchaser shall pay for any and all endorsements Purchaser may require, as owner.

                  (b) Purchaser's Title Objections. On or before November 21, 1997 (the "Contingency Expiration Date"), Purchaser shall provide written notice to Seller of any objections to title or the Operating Agreements which it determines are unsatisfactory ("Purchaser's Title Objections"); provided, however, Purchaser shall not be entitled to object to title based on any matter related to the failure of The May Department Store Company ("May") to execute Amendment No. 2 or the Escrow Agreement (as those terms are defined in Section 0 hereof). Failure to provide Purchaser's Title Objections on or before the date specified in the first sentence of this subsection 0 shall constitute a waiver of any defects or objections shown in the Title Documents or Operating Agreements.
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
                  (c) Seller's Option to Cure. Upon Seller's receipt of Purchaser's Title Objections, Seller may provide written notice to Purchaser on or before November 25, 1997 of any objections it will cure prior to Closing. Provided however, except as provided in Section 0 hereof, Seller shall have no obligation to cure or otherwise address objections contained in Purchaser's Title Objections. If Seller elects to cure or otherwise address Purchaser's Title Objections, but is unable to do so prior to Closing, Seller shall have the right to unilaterally extend the Closing by written notice thereof to Purchaser for up to an additional thirty (30) days, but not later than December 30, 1997. In the event Seller does not provide notice that it will cure or otherwise address Purchaser's Title Objections, or if Seller does not cure or otherwise address Purchaser's Title Objections in a manner reasonably satisfactory to Purchaser prior to Closing, as the same may be extended by Seller, Purchaser may elect either (and only): (i) to terminate this Agreement pursuant to Section 0 provided such termination occurs by November 26, 1997, or if Seller has given notice that it will cure or address Purchaser's Title Objections, but does not do so, three (3) business days after receiving notice that Seller has not cured or addressed the objections; or (ii) to proceed to Closing notwithstanding
Purchaser's Title Objections, in which case Purchaser shall be deemed to have waived Purchaser's Title Objections.

                  (d) Seller Inability to Convey. If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this Agreement, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey, but without any credit or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this Agreement pursuant to Section 0.

 .        III.2    Survey Contingency

                  (a) Survey. Seller has delivered to Purchaser a current survey of the Land (the "Survey"). On or before the Contingency Expiration Date, Purchaser shall provide written notice to Seller of any conditions on the Land or Improvements that it determines are unsatisfactory ("Purchaser's Survey Objections"). Failure to provide Purchaser's Survey Objections on or before the date specified in the second sentence of this subsection 0 shall constitute a waiver of any such conditions shown on the Survey. Seller shall be responsible for the costs associated with the Survey.

                  (b) Seller's Option to Cure. Upon Seller's receipt of Purchaser's Survey Objections, Seller may provide written notice to Purchaser on or before November 25, 1997 of any objections it will cure prior to Closing. Provided, however, Seller shall have no obligation to cure or otherwise address any conditions contained in Purchaser's Survey Objections. If Seller elects to cure or otherwise address Purchaser's Survey Objections, but is unable to do so prior to Closing, Seller shall have the right to unilaterally extend the Closing by written notice thereof to Purchaser for up to an additional thirty (30) days, but not later than December 30, 1997. In the event Seller does not provide
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

notice that it will cure or otherwise address Purchaser's Title Objections, or if Seller does not cure or otherwise address Purchaser's Survey Objections in a manner reasonably satisfactory to Purchaser prior to Closing, as the same may be extended by Seller, Purchaser may elect either (and only): (i) to terminate this Agreement pursuant to Section 0 provided such termination occurs by November 26, 1997, or if Seller has given notice that it will cure or address Purchaser's Survey Objections but does not do so, three (3) business days after receiving notice that Seller has not cured or addressed the objections; or (ii) to proceed to Closing notwithstanding Purchaser's Survey Objections, in which case Purchaser shall be deemed to have waived Purchaser's Survey Objections.

 .        III.3    Engineering Contingency

                  (a) Engineering Report. Seller has provided Purchaser with a copy of the draft engineering report prepared by Merrit & Harris, Inc., dated August 12, 1997 (the "Engineering Report"). By execution of this Agreement, Purchaser acknowledges its receipt (but not approval) of the Engineering Report and all information contained therein. On or before the Contingency Expiration Date, Purchaser shall provide written notice to Seller of any information in the Engineering Report or any other reports it receives concerning engineering matters that it determines are unsatisfactory ("Purchaser's Engineering Objections"). Failure to provide Purchaser's Engineering Objections on or before the Contingency Expiration Date shall constitute a waiver of the Engineering Contingency.

                  (b)  Seller's  Option  to  Cure.  Upon  Seller's   receipt  of
Purchaser's Engineering Objections, Seller may provide written notice to Purchaser within five (5) business days of receipt of Purchaser's Engineering Objections of any objections it will cure prior to Closing. Provided, however, Seller shall have no obligation to cure or otherwise address any condition contained in Purchaser's Engineering Objections. If Seller elects to cure or otherwise address Purchaser's Engineering Objections, but is unable to do so prior to Closing, Seller shall have the right to unilaterally extend the Closing by written notice thereof to Purchaser for up to an additional thirty (30) days, but not later than December 30, 1997. If Seller does not cure or otherwise address Purchaser's Engineering Objections in a manner reasonably satisfactory to Purchaser prior to Closing, as the same may be extended by Seller, Purchaser may elect either (and only): (i) to terminate this Agreement pursuant to Section 0 provided such termination occurs within three (3) business days of receipt of Seller's response to Purchaser's Engineering Objections, or if Seller has given notice that it will cure Purchaser's Engineering Objections, but does not do so, three (3) business days after receiving notice that Seller has not cured the objections; or (ii) to proceed to Closing notwithstanding Purchaser's Engineering Objections, in which case Purchaser shall be deemed to have waived Purchaser's Engineering Objections.
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 .        III.4    Environmental Contingency

                  (a) Environmental Review. Seller (i) has provided Purchaser with the reports listed in Rider 3, attached hereto, (ii) will make available to Purchaser the other final reports and communications with third-parties in Seller's files relating to Environmental Conditions (defined herein) on and adjacent to the Premises, promptly after execution of this Agreement by all parties hereto, at the property management office located at the Premises, upon prior notice to Seller, and (iii) encourages Purchaser to review the same. Purchaser may review and inspect the Premises with regard to any and all information contained on Rider 3, pursuant to the terms of Section 0. In the event Purchaser desires to do any testing at the Premises, Purchaser shall give Seller prior written notice and a reasonable opportunity to approve or disapprove such testing before Purchaser enters the Premises, which approval shall not be unreasonably withheld. On or before the Contingency Expiration Date, Purchaser shall provide written notice to Seller of any specific Environmental Conditions it determines are unsatisfactory ("Purchaser's
Environmental Objections"). Failure to provide Purchaser's Environmental Objections on or before the Contingency Expiration Date shall constitute a waiver of the Environmental Contingency.

                  (b) Environmental Conditions. As used in this Agreement, the term "Environmental Conditions" means those conditions at, on, under, or affecting the Premises that pertain to human health or the environment and that may give rise to claims under common law or under federal, state, or local statutes, regulations or ordinances.

                  (c) Seller's Option to Cure. Upon Seller's receipt of Purchaser's Environmental Objections, Seller may provide written notice to Purchaser within five (5) business days of receipt of Purchaser's Environmental Objections of any objections it will cure prior to Closing. Provided, however, Seller shall have no obligation to cure or otherwise address any condition contained in Purchaser's Environmental Objections. If Seller elects to cure or otherwise address Purchaser's Environmental Objections, but is unable to do so prior to Closing, Seller shall have the right to unilaterally extend the Closing by written notice thereof to Purchaser for up to an additional thirty (30) days, but not later than December 30, 1997. If Seller does not cure or otherwise address Purchaser's Environmental Objections in a manner reasonably satisfactory to Purchaser prior to Closing, as the same may be extended by Seller, Purchaser may elect either (and only): (i) to terminate this Agreement pursuant to Section 0 provided such termination occurs within three (3) business days of receipt of Seller's response to Purchaser's Environmental Objections, or if Seller has given notice that it will cure Purchaser's Environmental Objections, but does not do so, three (3) business days after receiving notice that Seller has not cured the objections; or (ii) to proceed to Closing notwithstanding Purchaser's Environmental Objections, in which case Purchaser shall be deemed to have waived Purchaser's Environmental Objections.
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 .        III.5    Estoppel Contingency

                  (a) Anchor Stores and Tenants. Seller has directed Rockwood Realty Associates, LLC (i) to submit to each of the Anchor Stores and Limited Parties estoppel certificates substantially in the form attached hereto as Exhibit F-1, accompanied by a written request that the certificate be executed by the respective Anchor Store and returned to Seller's property manager; and
(ii) to submit to each of the Tenants (as defined in Section 0 hereof), excluding any tenants in occupancy pursuant to Short Term Agreements (as defined in Section 0 hereof), a tenant estoppel certificate in the form which is attached hereto as Exhibit F-2, accompanied by a written request that the certificate be executed by the respective Tenant and returned to Seller's property manager. Notwithstanding the foregoing, if a Lease provides that a Tenant is only required to execute a certain form of estoppel certificate (or provide specified statements), and a Tenant delivers a substitute estoppel certificate which complies with such Tenant's Lease in place of an estoppel certificate in the form of Exhibit F-2, such substitute estoppel certificate shall qualify as a Tenant estoppel certificate for purposes of this Agreement.

                  (b) Delivery of Estoppels. Seller shall use its commercially reasonable efforts to obtain such estoppel certificates. It shall be a condition precedent to Purchaser's obligation to close the sale and purchase of the Premises hereunder that, promptly after they are received by Seller, but no later than Closing, Seller delivers to Purchaser tenant estoppel certificates in the form prescribed in subsection 0 from (i) all Anchor Stores, (ii) all Tenant's occupying space in excess of 7,500 feet of gross leasable area, and
(iii) from at least seventy percent (70%) of the remaining Tenants, excluding in such calculation any Tenants in occupancy pursuant to Short Term Agreements. Notwithstanding anything to the contrary contained herein, Seller shall not be required to obtain an estoppel from May, which is one of the Anchor Stores; provided, however, Seller shall use reasonable efforts to obtain such estoppel.

                  (c) Seller Estoppel. If Seller is unable to obtain tenant estoppel certificates as described above from seventy percent (70%) of the remaining Tenants, excluding any tenants in occupancy pursuant to Short Term Agreements, or from any Tenant occupying space in excess of 7,500 feet of gross leasable area, Seller, at its sole option may substitute for any unsigned estoppel certificate, an estoppel certificate in the form of Exhibit F-2 or if applicable, the form prescribed by the applicable Lease and with fill-in information consistent with the terms of such Lease, signed by Seller to the Seller's Knowledge for such space, to achieve such requirement. Seller's estoppel certificates shall survive the Closing, provided that any claim Purchaser may have against Seller for a breach of any statement in Seller's estoppel certificate will be barred if not asserted within nine (9) months of Closing unless such claim relates to apportionments under Article 0 in which case the time period provided for in Article 0 shall apply. Further, Seller's liability under all estoppels it signs shall be limited to an aggregate amount of Three Hundred Thousand and NO/100 Dollars ($300,000.00),
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excluding liability pursuant  to  Article  0. Any claim  which  Purchaser may have which is not so asserted within such nine (9) month period shall not be valid or effective and Seller shall have no liability with respect thereto. In the event that, following the Closing, Seller obtains an estoppel certificate with respect to any Lease for which Seller self-certified and such estoppel certificate complies with this Section and with fill-in information consistent with the terms of such Lease, then Seller shall deliver such estoppel certificate to Purchaser and, upon such delivery, Seller shall be automatically released from any further obligations to Purchaser with respect to such Lease. Any claim that may be asserted against Seller under this Section 0 may not be asserted against Seller under Section 0 hereof.

                  (d) Extension of Closing; Termination. If Seller is unable to obtain and deliver the estoppel certificates as required under subsection (a) through (c) above, or if the certificates that Seller elects to provide under subsection (c) above materially differ from the form attached hereto as Exhibit F-2, or the form prescribed in the applicable lease, or contains fill-in information not consistent with the terms of the applicable Lease, then Seller shall not be in default by reason thereof, and Seller or Purchaser by written notice to the other party may extend the Closing in order to provide additional time for Seller to obtain the necessary estoppel certificates, but in no event shall the Closing be extended beyond December 30, 1997. If the required certificates are not delivered by Seller at the Closing, Purchaser may elect either (and only) (i) to waive said conditions and proceed with the Closing in which case Seller shall have no further obligations with respect to the certificates, other than as set forth in subsection (c) above; or (ii) to terminate this Agreement pursuant to the provisions of Section 0.

 . This Agreement is contingent and subject to the approval of the board of directors or similar governing body of the two general partners of Seller, RTV and AIC (as defined in Section 0). AIC shall advise Purchaser within three (3) business days of the date this Agreement is executed by both parties as to whether it has obtained such approval. RTV shall advise Purchaser on or before the Contingency Expiration Date as to whether it has obtained approval from its governing body to enter into this Agreement, or, alternatively, the approval to transfer RTV's interest in the Premises and Seller to AIC prior to Closing. In the event RTV elects to transfer its interests in Seller and the Premises to AIC prior to the Closing, AIC covenants to buy such interests prior to the Closing. This Agreement shall automatically terminate pursuant to Section 0 if Seller does not timely advise Purchaser that it has obtained such approvals.

 .        III.7    Additional Conditions Precedent to Closing

                  (a) The following conditions precedent for Purchaser's benefit must be satisfied as of the date of Closing, as the same may be extended herein:

                           (i)      Anchors Remain Open.  All of the Anchor
Stores must be open and operating; provided, however, that if one or more of the Anchor Stores has completely closed, this condition precedent shall be deemed satisfied if in Purchaser's reasonable determination, such Anchor Store(s) will reopen within sixty (60) days of such closing;

                           (ii)     Occupancy of the Citadel Mall.  Seventy-five
percent (75%) of the Tenants in the Citadel Mall, excluding the Anchor Stores and the Citadel Convenience Center, must be open and operating.

                           (iii)  Representations.   Seller  has  performed  its
obligations hereunder and the representations of Seller under Article 0 are still in full force and effect.

                  In the event the above conditions precedent (i) through (iii) are not satisfied, Purchaser may terminate this Agreement pursuant to the terms of Section 0.

                  (b) The following condition precedent for Seller's benefit must be satisfied as of the date of Closing: Purchaser has performed its obligations hereunder and the representations of Purchaser under Article 0 are still in full force and effect. In the event the condition precedent in this subparagraph 0 is not satisfied, Seller may terminate this Agreement pursuant to the terms of Section 0.

 .        III.8    Termination of Agreement

                  (a) In the event Purchaser or Seller elect to terminate this Agreement, or in the event this Agreement automatically terminates, pursuant to the provisions of this Article 0, the terminating party shall deliver a written notice of termination, in accordance with Article 0 (Notices) (a "Termination Notice") to the other party.

                  (b) In the  event of a  termination  in  accordance  with this
Article 0, the Downpayment shall immediately be refunded to Purchaser by the Escrow Agent and the sole liability of Seller hereunder shall be to refund the Downpayment to Purchaser. Upon such refund, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability, except any arising under Sections 0, 0 and Article 0.

         In the event Purchaser terminates this Agreement, Seller shall have the right to all third party surveys, title reports and commitments and other reports or products of any due diligence performed at the Premises for Purchaser, and Purchaser shall promptly deliver to Seller any such documents or copies of same in Purchaser's possession, except that Seller shall reimburse Purchaser for any reports or products it desires, that Purchaser paid for.

                                   ARTICLE IV

                            REPRESENTATIONS OF SELLER

IV.1 ORGANIZATION. Seller represents to Purchaser that Seller is a general partnership organized under the laws of the State of Maryland; that Seller may consummate the transactions contemplated by this Agreement in the State of Colorado; that Seller has duly authorized the execution and performance of this Agreement and such execution and performance will not violate any term of its partnership agreement; that the sole constituent general partners of Seller are Rouse Tristate Venture, Inc. ("RTV"), which is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and AIC Properties, Inc. ("AIC"), which is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and, that, subject to
Section 0 hereof, each of RTV and AIC is authorized to consummate the transactions contemplated by this Agreement, has duly authorized the execution and performance of this Agreement, in the name and as general partners and on behalf of Seller, and such execution and performance will not violate any term of their respective certificates of incorporation or by-laws.

IV.2 SPACE LEASES.   Seller  represents  to  Purchaser  that to Seller's
Knowledge (as defined in Section 0), the schedule attached hereto as Schedule D-1 contains a complete and accurate list of: (i) all tenants occupying the Premises pursuant to written leases with an original term of more than one
(1) year (collectively, the "Tenants"); (ii) all written leases or similar rental or occupancy agreements (but excluding subleases), with an original term of more than one (1) year, and all amendments thereto (collectively, the "Leases"); and (iii) all Tenants to whom Seller or its agent has given or received notices of default (which are uncured as of the date hereof). Purchaser acknowledges that Schedule D-1 does not contain any information as to any Leases with an original term of one year or less, or Leases with a term of less than one year that terminate by January 31, 1998, if any (collectively "Short Term Agreements").

         To Seller's Knowledge, Seller has given to Purchaser true and correct copies of all Leases. By execution of this Agreement, Purchaser acknowledges its receipt of copies of the Leases and its approval of the Leases and the Tenants. At Closing, Purchaser shall assume the obligations under the Leases and the Short Term Agreements thereafter accruing pursuant to Section 0.

IV.3 SERVICE CONTRACTS. Seller represents to Purchaser that to Seller's Knowledge, the schedules attached hereto as Schedule E-1 contain a complete and accurate list of all service, maintenance and supply contracts (collectively the "Service Contracts") affecting the Premises. By execution of this Agreement, Purchaser acknowledges its receipt and approval of the Service Contracts. At Closing, Purchaser shall assume the obligations accruing after the Closing under the Service Contracts listed on Schedule E-1 that are assignable unless Purchaser has given written notice to Seller, on or before seven (7) business days of the date hereof, of the Service Contracts that Purchaser will not be assuming.

IV.4 CERTIFICATE OF OCCUPANCY; PERMITS. Seller represents to Purchaser that to Seller's Knowledge, Seller has not received any written notice from any federal, state, municipal or other governmental body ("Governmental Entity"), of (i) any uncured violation of law, (ii) any intention by any Governmental Entity to change the zoning of the Premises or to revoke any certificate of occupancy, license, or permit issued by such Governmental Entity in connection with the use of the Premises, (iii) any pending condemnation or special assessment, or (iv) any uncured violation of any building codes or
laws  relating  to  the   construction  or  design  of  the Improvements,
including, without limitation, fire, safety, handicapped access, or seismic design, unless specifically disclosed to Purchaser in writing.

IV.5 LITIGATION. Seller represents to Purchaser that to Seller's Knowledge, the schedule attached hereto as Schedule F-1 is a complete and accurate list of all current litigation affecting the Premises. Seller acknowledges and agrees that all litigation instituted prior to Closing shall remain the responsibility of Seller, and that Seller is responsible for all litigation shown on Schedule F-1, and, subject to Article 0, Seller shall be entitled to the benefits of all litigation instituted prior to Closing.

IV.6 OPERATING AGREEMENTS. To Seller's Knowledge, the schedule attached hereto as Schedule H-1 contains:
(i) a complete and accurate list of all Operating Agreements, and (ii) a list of any notices of default (which are uncured as of the date hereof) given or received by Seller or its agents with respect to the Anchor Stores and the Limited Parties, excluding May. At Closing Seller shall assign and Purchaser shall assume all obligations of Seller under the Operating Agreements thereafter accruing.

IV.7 SURVIVAL. The representations set forth in this Article 0 shall survive for a period of nine (9) months from the date hereof, and in no event shall Seller's liability with respect to such representations exceed an aggregate amount of Five Hundred Thousand and NO/100 Dollars ($500,000.00). Any claim asserted against Seller under this Section 0 may not be asserted against Seller under Section 0 hereof. Seller shall not be liable for any breach of the representation regarding the accurate description of the Operating Agreements if a document is not listed on Schedule H-1, but is listed on the Title Policy, or if a default is notreferenced on Schedule H-1 but is listed in the estoppel certificates.

                                    ARTICLE V

                ACKNOWLEDGMENTS AND REPRESENTATIONS OF PURCHASER

         Purchaser acknowledges that:

V.1  AS IS.
  Purchaser will have the opportunity to inspect or examine the Premises pursuant to the terms of Section 0, and, on or before the Contingency Expiration Date, shall be fully familiar with the physical condition and state of repair of the Premises and the operation, income and expenses thereon and all other matters affecting or relating to the transactions contemplated by this Agreement, and, subject to the provisions of this Agreement, shall accept the Premises "AS IS" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Agreement. At Closing, Purchaser shall accept the Premises subject to the Environmental Conditions, the Engineering Report, all engineering matters, all common law claims and all federal, state, county and municipal laws, requirements, rules, orders, ordinances, regulations and claims relating in any manner thereto.

V-2. NO RELIANCE.
 In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally. Purchaser further agrees that Seller shall not be liable or bound in any manner by any express or implied warranties, guarantees, promises, statements, representations or information pertaining to the Premises made or furnished by any real estate broker, agent, employee, servant or other person representing or purporting to represent Seller unless such warranties, guarantees, promises, statements, representations or other information pertaining to the Premises are expressly and specifically set forth in this Agreement which alone fully and completely expresses the agreement between the parties.

V-3. INSECTIONS.
 Purchaser, or Purchaser's representative, may inspect the Premises (including a structural, environmental and asbestos inspection), all Operating Agreements, Leases, Service Contracts, books and records, files and correspondence relating to the Premises and located on site at the Premises and may continue its inspections of the Premises, but only pursuant to the terms of the Site Access Agreement, attached hereto as Exhibit G. In connection with such review and inspections, Purchaser agrees (a) that Seller may have a representative present at any inspection; (b) to maintain adequate liability insurance coverage for its employees and agents inspecting the Premises; (c) that any inspections will be at Purchaser's sole cost and expense; (d) to keep the Premises free and clear of any liens which could arise as a consequence of such inspections; (e) to restore promptly any physical damage caused by such inspections; and (f) as more fully provided in Exhibit H, to keep confidential any information obtained or developed during or as a consequence of such inspections or review, except as provided in Exhibit H. Purchaser hereby indemnifies and agrees to hold Seller free and harmless from and against all loss, liability, cost, damage, lien, claim or expense (including attorneys' fees and costs) made, sustained, suffered or incurred against or by Seller and attributable to or arising out of any breach of the foregoing agreements by Purchaser or any of its officers, directors, members, managers, partners, invitees, agents or other parties related to or hired by Purchaser in connection with any such entry or inspection, even if such inspections were performed prior to the date of this Agreement which indemnity shall survive the Closing.

V.4. ORGANIZATION
  Purchaser represents to Seller that Purchaser is a limited partnership organized under the laws of the State of California; that Purchaser may consummate the transaction contemplated by this Agreement in the State of Colorado; that the Purchaser has duly authorized the execution and performance of this Agreement and such execution and performance will not violate any terms of its limited partnership agreement; that the sole general partner of Purchaser is Macerich Citadel GP Corp. ("Macerich GP") which is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; that Macerich GP is authorized to consummate the transaction contemplated by this Agreement, has duly authorized the execution and performance of this Agreement, in the name, and as general partner, and on behalf of Purchaser, and such execution and performance will not violate any terms of Macerich GP's certificate of incorporation or by-laws.

                                   ARTICLE VI

                SELLER'S OBLIGATIONS AS TO LEASES, CONTRACTS AND
                              OPERATING AGREEMENTS

V1.1  EXISTING LEASES, CONTRACTS AND OPERATING AGREEMENTS.
Between the date of this Agreement and the Closing, Seller shall continue its present rental program and efforts at the Premises to rent vacant space; provided, however, Seller shall not, without Purchaser's prior written consent, which consent shall be given or denied within three (3) business days of Seller's request for such consent and which consent shall not be unreasonably withheld ("Purchaser's Operating Consent") (a) amend any Lease in any respect, unless required by law; (b) grant a written lease to any tenant occupying space (other than pursuant to a renewal provision in an existing Lease); (c) terminate any Lease except by reason of a default by the Tenant thereunder; (d) effect any change in any existing Operating Agreement, Service Contract, or any other documents or agreements affecting the Premises that extend beyond Closing; or
(e) enter into any new agreement or conveyance affecting the Premises that extends beyond Closing, except as permitted in this Agreement. Purchaser's Operating Consent shall not be required for any Short Term Agreements. In the event Purchaser's Operating Consent is not received within such three (3) business day period, Purchaser's consent shall be deemed to have been given.

V1.2  NEW LEASES.
Unless otherwise provided on Schedule I-1 attached hereto and excepting new leases entered into by Seller that will expire by their terms before January 31, 1998, between the date of this Agreement and Closing, Seller shall not, without first obtaining Purchaser's Operating Consent, permit occupancy of, or enter into any lease for space in the Improvements which is presently vacant or which may hereafter become vacant. Concurrently with Seller's request for Purchaser's Operating Consent, which shall be delivered to Eric Salo, Vice President of Acquisitions, The Macerich Company, 13455 Noel Road, Suite 1480, Dallas, Texas 75240, Seller shall provide Purchaser with written notice of the identity of the proposed tenant, together with (a) either a copy of the proposed lease or a summary of the terms thereof in reasonable detail and (b) a statement of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof. As to those proposed leases set forth on Schedule I-1, Purchaser hereby approves the proposed leases and Seller agrees to give Purchaser a credit at closing in the amount of Two Hundred Twenty Thousand and NO/100 Dollars ($220,000.00) for a portion of the tenant allowances, tenant improvements and/or rent abatements under new leases, which credit shall be given to Purchaser whether or not the new leases listed on Schedule I-1, are executed.

V1.3  VACANCIES.
 If any space is vacant on the day of Closing, Purchaser shall, subject to the provisions of this Agreement, accept the Premises subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this Agreement.

V1.4  NO WARRANTY.
 Seller does not warrant that any particular Lease will be in force or effect at the Closing or that the Tenants will have performed their obligations thereunder. The termination of any Lease prior to the Closing by reason of the Tenant's default shall, subject to the provisions of this Agreement, not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

                                   ARTICLE VII

                              DESTRUCTION OR DAMAGE

         VII.1    Risk of Loss.

                  (a) In the event that the Premises or any portion thereof is damaged or destroyed prior to the Closing by fire or other casualty, and if, in the reasonable exercise of the judgment of the Seller, the damage or destruction will require the expenditure of more than Two Million Five Hundred Thousand and NO/100 Dollars ($2,500,000.00) to repair the Premises, then Purchaser shall have the right to terminate this Agreement by providing a Termination Notice to Seller on or before the expiration of three (3) business days following Seller giving Purchaser written notice of such damage and the cost to repair such damage; or

                  (b) In the event that the Premises or any portion thereof is damaged or destroyed prior to the Closing by fire or other casualty, and if, in the reasonable exercise of the judgment of Seller the damage or destruction will require the expenditure of Two Million Five Hundred Thousand and NO/100 Dollars ($2,500,000.00), or less, or if this Agreement is not terminated by Purchaser within three business (3) days of Seller giving notice thereof pursuant to the provisions of subsection 0 above, then this Agreement shall remain in full force and effect, and at Closing, Purchaser shall receive a credit against the Purchase Price for (i) the amount of the deductible under any insurance policies covering the loss; and (ii) any uninsured loss, and Seller shall assign to the extent assignable all of its right, title and interest in and to the insurance proceeds, including rental loss insurance proceeds, to the Purchaser, less any reasonable amounts required to reimburse Seller for expenses of repair or restoration, and/or attorneys' fees and costs associated with such loss; provided, however, in the event of a fire or other casualty, Purchaser shall pay to Seller an amount equal to twelve and one-half percent (12.5%) of the amount of proceeds received for rental loss insurance in order to account for Seller's increase in premiums as a result of the claim within 30 days of Seller's request for such payment. If this Agreement is terminated by Seller or Purchaser pursuant to the provisions of subsection 0 above, then Seller's sole obligation will be to refund to Purchaser the Downpayment; Purchaser shall deliver to Seller the items described in Section 0; and neither party shall have any further rights or obligations hereunder except those which expressly survive termination contained in Sections 0, 0 and Article 0.

                                  ARTICLE VIII

                                  CONDEMNATION

         VIII.1   Risk of Loss.

                  (a) In the event there is a taking of any portion of the Premises by eminent domain or if Seller receives a written notice of any such proposed taking from a Governmental Entity prior to Closing and if in the reasonable exercise of the judgment of the Seller, (i) such taking is likely to result in an award of Two Million Five Hundred Thousand and NO/100 Dollars ($2,500,000.00) or more; or (ii) such taking will cause the parking at the Premises to be in violation of applicable zoning regulations or Operating Agreements affecting the Premises and such taking materially adversely affects the use or operation of the Premises, and such violation cannot be cured by Seller prior to Closing, then Purchaser shall have the right to terminate this Agreement by providing a Termination Notice to Seller on or before the expiration of three (3) business days following Seller giving Purchaser written notice of such taking or proposed taking and the likely amount of the award; or

                  (b) In the event there is a taking of any portion of the Premises by eminent domain or if Seller receives a written notice of any such proposed taking from a Governmental Entity prior to Closing and if in the reasonable judgment of Seller such taking is likely to result in an award of Two Million Five Hundred Thousand and NO/100 Dollars ($2,500,000.00), or less, or if this Agreement is not terminated by the Purchaser within three (3) business days of Seller giving notice thereof pursuant to the provisions of subsection 0 above, then this Agreement shall remain in full force and effect, and at Closing the Seller shall assign all of its right, title and interest in and to the condemnation awards to the Purchaser, less any amounts required to reimburse Seller for expenses of repair or restoration, and/or reasonable attorneys' fees and costs associated with such award. If this Agreement is terminated by Seller or Purchaser pursuant to the provisions of subsection 0 above, then Seller's sole obligation will be to refund to Purchaser the Downpayment; Purchaser shall deliver to Seller the items described in Section 0; and neither party shall have any further rights or obligations hereunder except those which expressly survive termination contained in Sections 0, 0 and Article 0.

                                   ARTICLE IX

                               COVENANTS OF SELLER

         Seller  covenants  that  between  the  date of this  Agreement  and the
Closing:

IX.1  OPERATION OF PREMISES.
 Seller shall use commercially reasonable efforts to operate and maintain the Premises in substantially the same manner as prior hereto in accordance with Seller's past practices, subject to Articles 0 and 0; provided that Seller's maintenance obligations under this Section 0 shall not include any obligation to make capital expenditures or any other expenditures not incurred in Seller's normal course of business.

IX.2  INSURANCE.
 Seller shall maintain in full force and effect until Closing the insurance policies currently covering the Premises.

IX.3  PERSONAL PROPERTY.
 Personal Property included in this sale (as described in Section 0) shall not be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

IX.4  TAX PROTEST.
 After the Contingency Expiration Date, Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for the year in which the Closing is to occur or any subsequent year without obtaining Purchaser's Operating Consent. Real estate tax refunds and credits received after Closing which are attributable to the tax year during which Closing occurs shall, after distribution of any portion thereof required to be distributed to Tenants under the Leases, be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

IX.5  PURCHSER ACCESS.
 Seller shall allow Purchaser or Purchaser's representatives access to the Premises, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times, subject to the conditions set forth in Section 0.

                                    ARTICLE X

                          SELLER'S CLOSING OBLIGATIONS

 .        X.1      Deliveries Prior to Closing

                  (a) Seller has delivered the Title Documents, the Survey, the Engineering Report, copies of the Leases, copies of the Service Contracts and copies of the environmental reports listed on Rider 3 covering the Premises. Seller shall promptly after execution hereof deliver to Purchaser copies of all the Operating Agreements.

                  (b) After the Contingency Expiration Date, Purchaser shall be able to inspect and review the following on site at the Premises pursuant to the conditions set forth in Section 0: Any other information in the possession of the Seller relating to the operation or maintenance of the Premises, except proprietary information of Seller or The Rouse Company or its affiliates or subsidiaries, including all personnel files, computer software and databases and other confidential or privileged information located at the Premises, prior to Closing.

X.2  DELIVERIES AT CLOSING.
 At Closing, Seller shall deliver the following documents to Purchaser, which documents shall be duly executed and acknowledged, as appropriate:

                  (a) A special warranty deed for the Premises, properly executed and in proper form for recording so as to convey the title required by this Agreement in the form attached hereto as Exhibit A.

                  (b) A bill of sale to the Personal Property in the form of Exhibit B attached hereto.

                  (c) All Leases and Short Term Agreements in Seller's possession, together with an Assignment and Assumption of Leases, Short Term Agreements, and Security Deposits in the form attached hereto as Exhibit C which includes a schedule of all cash security deposits and prepaid rents and a credit to Purchaser in the amount of such security deposits including any interest thereon, held by or on behalf of Seller on the Closing under the Leases, together with an assignment of such deposits and prepaid rents to Purchaser.

                  (d) All Service Contracts and permits in Seller's possession which are in effect on the day of Closing and which are not terminable by Seller on or before Closing together with an Assignment and Assumption of Service Contracts and Permits in the form attached hereto as Exhibit D.

                  (e) An assignment of all transferable warranties and guarantees then in effect, if any, with respect to the Premises or any repairs or renovations to such Improvements and Personal Property being conveyed hereunder together with an assignment of any contract rights, general intangibles, transferable permits and licenses and Trade Names owned by or inuring to the benefit of Seller in connection with the Premises other than trademarks, trade names, slogans, logos, insignias, including those of Seller, the general partners of Seller, Seller's or its general partners' parent companies or affiliates unless such trade names are used solely in connection with the operation of the Premises, in the form of the Assignment of Intangibles and Trade Names attached hereto as Exhibit E.

                  (f) To the extent they are then in Seller's possession and not posted at the Premises, any permits issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

                  (g) The  Tenant  Estoppels  received  by  Seller  pursuant  to
Section 0.

                  (h) A statement of the Seller's nonforeign status pursuant to Section 1445 of the Internal Revenue Code.

                  (i) All Tenant files and records on site at the Premises, excluding proprietary information of Seller.

                  (j) A form letter drafted by Purchaser, reasonably approved and executed by Seller or by its agent, advising the Tenants of the sale of the Premises, and transfer of security deposits, to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

                  (k) A form letter drafted by Purchaser, reasonably approved and executed by Seller or by its agent, advising the vendors under the Service Contracts of the sale of the Premises.

                  (l) An assignment and assumption of all Operating Agreements, in the form attached hereto as Exhibit I.

                  (m) Any other documents required by this Agreement to be delivered by Seller or reasonably required in order to consummate the transactions contemplated hereby, including closing instructions and a settlement statement.

X.3  POSSESSION.
 Seller shall deliver to Purchaser at Closing, possession of the Premises in the condition required by this Agreement (subject to the Leases) and keys therefor.

                                   ARTICLE XI

                         PURCHASER'S CLOSING OBLIGATIONS

XI.1  DELIVERIES.  At the Closing, Purchaser shall:

                  (a) Deliver to Seller or Escrow Agent payment of the portion of the Purchase Price payable at Closing, as adjusted for apportionments under
Article 0 and deliver to Escrow Agent any other amounts required to be paid by Purchaser pursuant to Section 0.

                   (b) Deliver any other documents required by this Agreement to be delivered by Purchaser, or reasonably required in order to consummate the transactions contemplated hereby, including, without limitation executed copies of Exhibits C, D and I, closing instructions and a settlement statement.

 . Purchaser shall cause the deed to be recorded, and Purchaser shall pay all title insurance charges for any endorsements Purchaser requires as owner, documentary fees and taxes, abstract fees, use and transfer taxes, and all other charges except for the fees and costs of Seller's attorneys and consultants and except for those items specified in Article 0 and this Section 0. Seller and Purchaser shall divide evenly the costs of the escrow of the Downpayment and the closing fee, if any, to the Escrow Agent. Seller shall pay the costs of the Survey and the Title Policy.


                                   ARTICLE XII

                                 APPORTIONMENTS

XII.1  GENERAL.
Seller shall be entitled to all income produced from the operation of the Premises which is allocable to the period through the day immediately prior to the date of Closing except as set forth below and shall be responsible for all expenses allocable to that period. Purchaser shall be entitled to all income and responsible for all expenses for the period beginning at 12:01 a.m. (Eastern Standard Time) on the date of Closing, except as set forth below. At the Closing, all items of income and expense for the month of Closing shall be prorated on an estimated basis based on the most current previous month's operating statements, with adjustments to be made after the Closing, in accordance with the rules for specific items set forth hereafter. Any funds received by Purchaser will be paid pursuant to this Article 0. Any payments received by Seller after the date of the Closing for the period through the date of the Closing will be delivered by Seller to Purchaser for distribution as provided below. Any payments received by Seller after the date of the Closing for the period following the date of the Closing shall be delivered to Purchaser for distribution as provided below.

XII.2 SPECIFIC APPORTIONMENTS.
The following apportionments shall be made between the parties to be estimated at the Closing as of 12:01 a.m. (Eastern Standard Time) on the date of Closing on a per diem basis unless otherwise stated with actual amounts determined after the Closing and paid to the respective parties as provided herein:

                  (a) All fixed minimum and basic rents and all other fixed occupancy charges payable under the Leases with respect to the Premises and any other fixed charges of any nature payable by Tenants to the Seller as landlord under the Leases, including common area expense payments and other pass-throughs made by tenants to Seller, whether on a rent inclusion basis or otherwise (all of which are herein collectively referred to as "Fixed Rent") shall be prorated using an accrual basis, between Seller and Purchaser as of the date of Closing.

                  (b) All percentage and other similar contingent rent (herein collectively "Percentage Rent") paid or payable by Tenants under the Leases shall be prorated between Seller and Purchaser as of the date of Closing. Any Percentage Rent that cannot be determined as of the date of Closing, shall be estimated as of the date of Closing and reprorated when the actual Percentage Rent can be determined. Purchaser shall collect and pay the Percentage Rent due Seller as provided in Section 0.

                  (c) Real estate taxes, based upon the most recent levy and most recent assessment and other public or governmental charges or assessments payable on an annual basis (including special district charges, assessments, liens or encumbrances for public improvements) if any, on the basis of the fiscal period for which assessed shall be prorated as of the date of Closing.

                  (d) All security deposits under the Leases (together with any accrued interest thereon as may be required by law or contract) shall be credited to Purchaser to the extent such security deposits have not been applied or credited against past rent, permitted administrative charges or other charges due pursuant to the terms of the Leases under which such security deposits are held, and pursuant to applicable law.

                  (e) All operating expenses and common area maintenance charges of the Premises shall be prorated between Seller and Purchaser as of the date of Closing (except that the prorations shall be made as of the day after Closing if the Purchaser Price is not received by Seller as of 2:00 p.m. Eastern Standard
Time), including, without limitation:

                           (i) heating, ventilation and air conditioning charges and other utility charges and deposits (which may be based on the most recent bills if and to the extent that utility meters are not read within one (1) week prior to the date of Closing);

                           (ii) charges and deposits under any transferrable and assumed Service Contracts or permitted renewals or replacements thereof;

                           (iii) charges for sprinkler  systems,  trash and snow
removal;


                           (iv)     personal property taxes, if any;

                           (v)      pre-paid permit, license and inspection
fees, if any;

                           (vi)     wages, benefits, vacation allowances,
severance payments, pension and welfare benefits, payroll taxes, including employer's contributions applicable to F.I.C.A., worker's compensation and unemployment insurance and other fringe benefits of employees of Seller, The Rouse Company, and its affiliates engaged for operation of the Premises. Seller will not terminate Seller's employees as of Closing, and such employees shall be offered probationary employment by Purchaser. On or before the date which is forty-five (45) days after the Closing, Purchaser shall provide Seller with a list of any employees it has terminated. If Purchaser terminates any such employee at any time after Closing, then Seller shall be responsible for all severance pay owed to such terminated employees (whether accruing before or after the Closing) and all other benefits which have accrued as of Closing (including, without limitation, sick time, vacation time and the like) due pursuant to Seller's employment agreements or policies. It is the intent of the parties that Seller shall be responsible for all pre-closing liability and all severance payments due pursuant to Seller's employment agreements or policies (whether accruing before or after the Closing) associated with all employees and all other benefits which have accrued as of Closing (including, without limitation, sick time, vacation time and the like). The provisions of this subsection (vi) shall survive until any claim by an employee is terminated by the applicable statute of limitations.

                  (f) As an obligation which shall survive the Closing, Seller shall remain liable for any refunds or credits, net of other receivables owed by such Tenant or party, which may be due to Tenants or other parties with respect to overpayments made prior to the Closing of any pass-through expenses or other amounts payable to the landlord or developer (as applicable) under any of the Leases or the Operating Agreements.

                  (g) Seller's contribution, if any, to the Premises' merchants' associations or advertising fees shall be prorated between Seller and Purchaser as of the date of Closing.

                  (h) Any portion of bankruptcy distributions or payments pursuant to settlement agreements or lease termination agreements applicable to the time period prior to the date of Closing but payable after the date of Closing shall be prorated as of the date of Closing. Further, in the event of the filing of a bankruptcy proceeding after the date of Closing. Purchaser shall be responsible for filing any proofs of claim on behalf of both Seller and Purchaser.

                  (i)  All  other  items  which  are  customarily   prorated  in
transactions similar to the transaction contemplated hereby, except as otherwise provided in this Agreement.

                  For Leases which contain provisions relating to rental payments using a fixed percentage of sales or a flat rate rental amount for payment of all amounts due under such lease with no additional, separate amounts charged by landlord to such Tenant as "Additional Rent" for operating expenses, taxes, insurance or other expenses under such Lease, the entire rental payment for purposes of this Section will be treated as if all amounts paid were allocated to only Fixed Rent or Percentage Rent thereunder and none of the payments received by Seller or Purchaser shall be allocated to taxes, insurance or other expenses of the Premises, notwithstanding any provisions in such Lease that would allow the landlord thereunder to apply such rental to those costs.

                  The provisions of this Section shall survive the Closing to the extent any monies may be payable pursuant to this Section to either party subsequent to the transfer of title to the Premises to Purchaser and with respect thereto a monthly accounting shall be given promptly by the party initially receiving such monies (herein the "Receiving Party") to the party to whom any such monies are payable pursuant to this Section (herein the "Entitled Party"), together with the payment simultaneously therewith to the Entitled Party of monies received by the Receiving Party during such accounting period. It is agreed that billables to tenants for operating expenses, common area maintenance charges, taxes and insurance premiums shall be adjustment billed for the accounting year in which the Closing occurs and shall be adjusted between Seller and Purchaser based upon the respective percentages that the respective payments made by Seller and Purchaser bear to the aggregate of such expenses for the entire accounting year; such adjustment shall be done post-Closing.

                  All items that are not subject to an exact determination shall be estimated by the parties based on current operating statements effective through October 31, 1997 with all receipts to be current as of two days prior to the date of Closing. When any item which is so estimated becomes capable of exact determination, the party in possession of the facts necessary to make the determination shall send the other party a detailed report which adjusts the proration to exact amounts and the parties shall adjust the prior estimate within thirty (30) days after both parties have received said reports.

                  For purposes of determining the amount of some of the payments owed to Seller by Purchaser subsequent to the Closing, pursuant to the terms of this Article 0, aged accounts receivable reports dated as of October 31, 1997, are attached hereto as Schedule G-1 and made a part hereof (which shall be updated by Seller two (2) days prior to the Closing).

XII.3  TENANT ARREARAGES.
 If any Tenant is in arrears in the payment of Fixed Rent, Percentage Rent or any other charges ("collectively "Rent") due from such Tenant as of the date of Closing for any periods prior thereto, or if any Tenant subsequently is in arrears then any amounts received from such Tenant subsequent to the date of Closing shall be applied in the following order of priority to past-due Rent whether received by Seller or Purchaser (except that any amounts specifically designated as Fixed Rent, Percentage Rent, or other charges, as the case may be, by the Tenant shall be specifically applied to such category of Rent, in the following order of priority and if no category is specified, first to Fixed Rent, then to Percentage Rent, then to other charges):

                  (a) first, to the month in which the Closing occurs or the months following the month in which the Closing occurred (except that no Rent may be prepaid);

                  (b) second, to the month preceding the month in which the Closing occurred; and

                  (c) third, to all months prior to the month preceding the month in which the Closing occurred.

         In the event such amounts are received by Purchaser after the Closing, Purchaser shall promptly pay those amounts to Seller and deliver them to Seller with the monthly accounting described in Section 0.

         Arrearages of Percentage Rent shall be determined by multiplying the annual Percentage Rent to be paid by a Tenant for its lease year or annual accounting period pursuant to the terms of such Tenant's Lease by the fraction, the numerator of which is the number of days in such Tenant's lease year or annual accounting period which occurred through the date of Closing and the denominator of which shall be the actual number of days in such lease year or accounting period. This calculation shall be applicable to Percentage Rent calculations to determine the amount actually owed by each Tenant for such Tenant's Percentage Rent and adjustments shall be made after the date of Closing in the priority set forth in this Section 0 regardless of whether such Tenant paid estimates of Percentage Rent monthly during its lease year or accounting period, or after any breakpoint or sales threshold was reached under such Tenant's Lease.

XII.4  BASIS FOR PRORATIONS.
 All prorations shall be made on the basis of a three hundred sixty-five (365) day calendar year and the actual number of days elapsed in such calendar year and shall be made on the basis of a written statement or statements delivered to Purchaser by Seller prior to Closing and approved by Purchaser. Purchaser shall provide Seller with monthly reconciliation statements on or before the tenth
(10th) day of each succeeding month and the appropriate adjustment payment shall be made by the debtor party on or before the twentieth (20th) day of such month unless by such date Seller notifies Purchaser of its objection to such statement, in which case Seller shall have a right to audit the records of Purchaser to verify the information on such monthly statement and Purchaser shall promptly resolve such objection by mutual agreement and the debtor party shall make the appropriate adjustment payment promptly following such resolution. In the event any prorations, apportionments, adjustments, or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the other party within the later of fourteen (14) months after the Closing or one (1) year after the date the incorrect adjustment payment has been made.

XII.5  PURCHASER'S BEST EFFORTS.
 Purchaser shall use commercially reasonable efforts, during the fourteen (14) month period immediately following the Closing, to collect, and shall, subject to the provisions of this Article 0, promptly remit to Seller, any rents or other amounts due Seller for the period prior to the Closing.

XII.6 SELLER'S COLLECTION RIGHTS.
 Seller shall be entitled to undertake action (expressly excluding, however, any unlawful detainer or other eviction proceeding) to collect any rents or other amounts due Seller for the period prior to the Closing so long as the rents are applied in accordance with this Article 0.

XII.7 ADDITIONAL SELLER PAYMENT AND PERFORMANCE OBLIGATIONS.
  As an obligation that shall survive the Closing, Seller shall be responsible for:

                  (a) Completing, at its sole cost and expense, all of the work related to the erection of the May escalators (which work is currently in progress);

                  (b) Promptly paying, at its sole cost, all of the costs and expenses relating to the acquisition and transfer of the properties to be acquired and transferred by the developer, as contemplated in Amendment No. 2 (hereinafter defined) including, without limitation, acquisition costs, sales costs, closing costs and expenses, transfer taxes and title, survey and subdivision costs; and

                  (c) Promptly paying, at its sole cost, all leasing commissions and tenant improvement costs and allowances owed by landlord thereunder, arising or accruing in connection with any: (x) Leases executed prior to the date hereof provided such liability is a current obligation as of the date of this Agreement), or (y) Leases executed after the date hereof which are not approved

(or deemed approved pursuant to the terms hereof) by Purchaser. Seller shall not be responsible for any rent abatement under any Leases if such rent abatement is reflected in the Leases delivered to Purchaser.

XII.8  SURVIVAL.  The provisions of this Article 0 shall survive the Closing.


                                  ARTICLE XIII

                               FAILURE TO PERFORM

         If Purchaser shall default in the performance of its obligation under this Agreement to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain, except that Seller shall have the right to enforce the provisions of Sections 0, 0 and
Article 0. If Seller shall default in the performance of its obligations under this Agreement to sell the Premises, the sole remedy of Purchaser shall be to terminate this Agreement, after giving a five (5) day notice of default and right to cure to Seller, and receive a refund of the Downpayment or to sue for specific performance of Seller's obligations under Section 0, except that if Seller's failure to close is willful and intentional, Purchaser may also recover its out-of-pocket expenses incurred in connection with this Agreement, as damages for Seller's breach, up to one hundred thousand dollars ($100,000.00) and Purchaser shall have the right to enforce the provisions of Section 0 and
Article 0. If Purchaser shall default in the performance of its obligations under this Agreement, Seller shall give Purchaser a five (5) day notice of default and right to cure before it retains the Downpayment, except that no such notice need be given if Purchaser fails to close pursuant to Section 0.

                                   ARTICLE XIV

                                     BROKER

         Seller and Purchaser mutually represent to each other that the brokers set forth in Rider 2 are the only brokers with whom they have dealt in connection with this Agreement and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Rider 2. The commission of such brokers shall be paid pursuant to a separate agreement by the party specified in Rider 2. Seller and Purchaser each agree to indemnify, defend and hold harmless each other against any costs, claims, judgments or, expenses including attorneys' fees, which the other may incur by reason of any action or claim against the other by any broker, agent or finder in addition to any claims against the other by the Brokers listed on Rider 2 that exceed the commission described on Rider 2, (i) with whom the indemnifying party has dealt arising out of this Agreement or any subsequent sale of the Premises to Purchaser, (ii) and whose claim results from the actions of the indemnifying party, except for the commissions described on Rider 2. The representations and obligations under this
Article 0 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.


                                   ARTICLE XV

                                     NOTICES

         All notices, demands, requests, consents, approvals or other communication (for the purpose of this Article 0 collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid, or by Federal Express or other similar, nationally recognized overnight courier, or by telecopy or hand delivered by messenger addressed as set forth on Rider 2 or to such other address as such party shall have specified more recently by written notice given pursuant to this Article 0. Any Notice personally delivered shall be effective upon the date of delivery. Notice mailed as provided herein shall be deemed given on the third (3rd) business day following the date so mailed and Notice sent by overnight courier shall be deemed given on the next business day following the day delivered to the courier. Notice given in any other manner shall be effective upon receipt by the party for whom the same is intended. Any faxed or personally delivered notices must be received by 5:00 p.m. Eastern Standard Time on the applicable day.

                                   ARTICLE XVI

                   LIMITATIONS ON SURVIVAL OF REPRESENTATIONS,
                   WARRANTIES, COVENANTS AND OTHER OBLIGATIONS

         Except as expressly stated in this Agreement, no representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after the Closing. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of the parties which expressly survive the Closing or the termination of this Agreement as provided herein.


                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

XVII.1  NO ASSIGNMENT.
 Purchaser shall not assign this Agreement or its rights hereunder without the prior written consent of Seller, which consent may be granted or withheld in Seller's sole discretion except as provided in Section 0. No permitted assignment of Purchaser's rights under this Agreement shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee. The term "Purchaser" shall be deemed to include the assignee under any such effective assignment. Notwithstanding the foregoing, the original Purchaser shall remain jointly and severally liable with any permitted assignee for any obligations hereunder of Purchaser accruing before Closing and any surviving the Closing under Sections 0, 0 and Article 0. Seller shall not assign this Agreement or it rights hereunder without the prior written consent of Purchaser (except as provided in Section 0 hereof) which may be withheld in the Purchaser's sole discretion, except that Seller may assign this Agreement or its rights hereunder to an affiliate, or its partners may assign to affiliates without the consent of Purchaser. No such assignment shall release Seller.

XVII.2  ENTIRE AGREEMENT.
 This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

XVII.3  SELLER'S KNOWLEDGE.
  Whenever the term "Seller's Knowledge" is used in this Agreement, such knowledge shall be the current, actual personal knowledge of (i) B. Owen Williams; (ii) Joseph A. Romano; and (iii) Robert Taylor.

XVII.4  GOVERNING LAW.
 This Agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to principles of conflict of laws.

XVII.5  CAPTIONS.
 The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

XVII.6  BINDING AGREEMENT.
 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

XVII.7  NO AGREEMENT.
  This Agreement shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

XVII.8  CONSTRUCTION.
 As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

XVII.9  CONFLICT.
 If the provisions of any schedule or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail.

XVII.10  COUNTERPARTS AND FACSIMILE SIGNATURE.
 This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile signature, provided the original signatures are delivered to the other party or its counsel the next business day.

XVII.11  NO RECORDING.
 This Agreement shall not be recorded on the land records of the Town or County in which any of the Land is located, or elsewhere, by either party. Seller and Purchaser agree that the recording of this Agreement shall constitute a default under this Agreement by the recording party and, in addition, this Agreement may be terminated, at the option of the non-recording party.

XVII.12  CONFIDENTIALITY.
 Seller and Purchaser and their respective agents, accountants, attorneys and consultants shall treat this Agreement and all information obtained or exchanged
in  connection   herewith  as   confidential   pursuant  to  the  terms  of  the
Confidentiality Agreement attached hereto as Exhibit H.
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XVII.13  INCORPORATION.
  All Riders, Schedules and Exhibits attached hereto are hereby incorporated by reference into this Agreement.

XVII.14  STATEMENT REGARDING THE MAY COMPANY.
  Purchaser acknowledges that it has been informed that as of January 2, 1983, Aetna Life Insurance Company, a Connecticut corporation ("Aetna"), J. C. Penney Properties, Inc., a Delaware corporation ("Penney"), Adcor Realty Corporation, a New York corporation ("Adcor"), The May Department Stores Company, a New York corporation ("May"), Bank Building Corporation, a Colorado corporation ("Citadel") and 740 Citadel, Ltd., a California limited partnership ("740") entered into that certain Third Amendment and Restatement of Operating Agreement (the "Third Amendment"), which Third Amendment was recorded in the Office of the Recorder of El Paso County, Colorado (the "Recorder's Office") in Book 5150 at Page 952, and which Third Amendment encumbers the Premises. As of October 13, 1989, Seller, as successor to Aetna, Penney, Mervyn's, as successor to Adcor, May, Citadel and 740 entered into that certain Amendment No. 1 to Third Amendment and Restatement of Operating Agreement ("Amendment No. 1"), which Amendment No. 1 was recorded in the Recorder's Office, in Book 5775 at Page 548. On May 3, 1996, Seller, Penney, Mervyn's, Condev West, Inc., an Arizona corporation ("Condev"), and the Citadel Bank, a Colorado corporation, entered into that certain Escrow Agreement dated May 3, 1996 (the "Escrow Agreement"). Among other things, the Escrow Agreement deposited with the Escrow Agent, as defined therein, a copy of Amendment No. 2 to the Third Amendment and Restatement of Operating Agreement ("Amendment No. 2"). Other than May, every other party to Amendment No. 2, including Seller, Penney, Mervyn's, Condev and the Citadel Bank has executed Amendment No. 2, which executed Amendment No. 2 has been deposited with the Escrow Agent. The Escrow Agreement provides that the Escrow Agreement will not terminate on the Expiration Date of September 30, 1997, if Seller and at least one of Penney, Mervyn's or Condev has executed Amendment No. 2. The Escrow Agreement further provides that Amendment No. 2 shall be a binding agreement as to the matters contained therein among the parties who have executed Amendment No. 2. As of the date of this Agreement, May has not executed the Escrow Agreement or Amendment No. 2.

SVII.15  LOAN.
  The loan from Teachers Insurance and Annuity Association of America ("TIAA Loan") shall close simultaneously with the Closing under this Agreement; provided, however, if the TIAA Loan cannot close simultaneously, Purchaser shall have the right to unilaterally extend the Closing until December 15, 1997 in order to close the TIAA Loan, or until December 30, 1997 to enable Purchaser to obtain alternate financing or alternate funds. TIAA shall agree in its loan commitment that the loan shall not be conditioned on obtaining May's execution of Amendment No.
2 or the Escrow Agreement.

XVII.16  PURCHASER'S NAME.
  Seller acknowledges that immediately prior to Closing, Purchaser's name shall be changed to Macerich Citadel Limited Partnership, a California limited partnership. This name change shall not in any manner affect the terms hereof, and MR Citadel Limited Partnership and Macerich Citadel Limited Partnership
                                       32
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shall be deemed to be one and the same.


                                       33
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



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     SELLER:

                                     TRISTATE JOINT VENTURE, a
                                     Maryland general partnership

                                     By:      Rouse Tristate Venture, Inc.
                                              a Texas corporation
                                     Its:     General Partner


                                     By: /s/ B. Owen Williams
                                         Name: B. Owen Williams
                                          Its: Vice President

                                     By:      AIC Properties, Inc.,
                                              a Delaware corporation
                                           Its:     General Partner

                                     By:  /s/ Joseph Romano
                                          Name:  Joseph Romano
                                           Its:  Assistant Secretary


                                   PURCHASER:

                                   MR Citadel Limited Partnership,
                                   a California limited partnership

                                   By:   Macerich Citadel GP Corp.,
                                         a Delaware corporation
                                   Its:  General Partner

                                   By:   /s/ Richard A. Bayer
                                         Name: Richard A. Bayer
                                         Its:  General Counsel

                                       34
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                             RECEIPT BY ESCROW AGENT

         The  undersigned   Escrow  Agent,   hereby   acknowledges   receipt  of
$1,000,000.00, to be held in escrow pursuant to Section 0


                                           COMMONWEALTH LAND TITLE COMPANY

                                           By: ___/s/ Don Hallman______________
                                               Escrow Agent

                                       35
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